Exhibit 99.1

Blueknight Energy Partners, L.P.
Announces Approval of Unitholder Proposals

TULSA, Okla, September 14, 2011 -- Blueknight Energy Partners, L.P. (NASDAQ: BKEP) (“BKEP” or the “Partnership”), a midstream energy company focused on providing integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products, today announced that its unitholders approved certain amendments to its partnership agreement and the long-term incentive plan of its general partner during a special meeting of the Partnership’s unitholders held on September 14, 2011.

“The approval of the amendments to BKEP’s partnership agreement is key to the refinancing and restructuring of the Partnership.  We appreciate the unitholders support.   We remain positive on BKEP’s future and look forward to building value for our unitholders, our customers and our employees,” explained Mr. James C. Dyer, Chief Executive Officer of BKEP’s general partner.

Approval of the Partnership Agreement Amendment Proposal (as defined in the definitive proxy statement filed with the Securities and Exchange Commission on July 28, 2011) required the affirmative vote of the majority of the Partnership’s common units (excluding the common units owned by BKEP’s general partner and its affiliates) and subordinated units.  Approximately 76.6% of the Partnership’s outstanding common units participated in voting relating to the Partnership Agreement Amendment Proposal.  Votes cast by common unitholders in favor of the Partnership Agreement Amendment Proposal totaled approximately 16.3 million common units, representing approximately 97.3% of all votes cast by common unitholders and approximately 75.1%  of all outstanding common units eligible to vote.

 Approval of the LTIP Proposal (as defined in the definitive proxy statement filed with the Securities and Exchange Commission on July 28, 2011) required the affirmative vote of the majority of the votes cast by the Partnership’s unitholders.  Approximately 51.0 million of the Partnership’s outstanding units participated in voting relating to the LTIP Proposal with approximately 90.7% of such votes cast in favor of the LTIP Proposal.

Pursuant to the Global Transaction Agreement entered into by the Partnership and the other parties thereto on October 25, 2010, as amended on May 12, 2011, after the approval of the Partnership Agreement Amendment Proposal, the holders of the Partnership’s subordinated units transferred such units to the Partnership and such subordinated units were subsequently cancelled by the Partnership.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements concerning plans and objectives of management for future operations or economic performance or assumptions related thereto) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the impact of the refinancing of the Partnership’s debt and recapitalization of its partnership interests upon the price of its common units, the Partnership’s future cash flows and operations, pending legal proceedings, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the SEC. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 8.1 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.7 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 1,285 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 300 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.4 million barrels of combined asphalt product and residual fuel oil storage located at 45 terminals in 22 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is based in Oklahoma City, Oklahoma and Tulsa, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.

Contact:

BKEP Investor Relations
918-237-4032
investor@bkep.com

or

BKEP Media Contact:
Brent Gooden (405) 715-3232 or (405) 818-1900

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